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                                                                    EXHIBIT 4.06

                                     FORM OF

                                ESCROW AGREEMENT

      THIS ESCROW AGREEMENT (this "Agreement") dated ________, 2005, is made by and among __________ (the "Lender"), U.S. MedSys Corp. ("Borrower"), and Joseph
I. Emas, Esq., as escrow agent (the "Escrow Agent").

      WHEREAS, the Borrower and the Lender have entered into that certain Revolving Credit Loan Agreement (the "Agreement") in which ________ shares of restricted common stock of the Borrower (the "Shares") shall be held in escrow as collateral security to ensure repayment from the Borrower (the
"Transaction"); and

      WHEREAS, the Escrow Agent has agreed to hold the Shares pursuant to the terms and conditions of the Agreement;

      NOW, THEREFORE, in consideration of the agreements and understandings contemplated in the Stock Purchase Agreement, the parties hereto agree as follows:

      1. FORMATION AND DISTRIBUTION OF ESCROW FUNDS.

      (a) Borrower hereby delivers and the Escrow Agent hereby acknowledges upon delivery a Certificate or Certificates totally in the aggregate _________ shares of restricted common stock of the Borrower.

      (b) Lender hereby delivers and the Escrow Agent hereby acknowledges upon delivery an irrevocable Stock Power and, if applicable, a corporate resolution, endorsed in blank and bearing a medallion signature guarantee. In the event the Shares are returned to Borrower, the Escrow Agent shall also deliver to Borrower with the Shares the stock power and, if applicable, the corporate resolution to enable the Borrower to cancel the Shares.

      (c) Escrow Agent shall release the Shares (i) pursuant to the terms and conditions of the Agreement; or (ii) upon the occurrence of any Event of Default (as defined in the Agreement) and Escrow Agent receives a written demand from with the Borrower or the Lender to release the Shares.

      (d) Upon receipt of a written release from either the Borrower or the Lender, the Escrow Agent shall provide written notification to the other party. If no objection is received by the Escrow Agent within three (3) days of that parties' receipt of notice, the Escrow Agent shall release the Shares.

      2. INCOME. The Borrower, the Lender and the Escrow Agent hereby acknowledge that, for federal and state income tax purposes, if any income earned on or derived from the Shares (the "Income") shall be income of holder of the Shares. The Escrow Agent shall have no obligation to prepare any tax returns. Borrower hereby agrees to provide to the Escrow Agent a completed Form W-9 and any other required forms and information necessary to accomplish such reporting as requested by the Escrow Agent. In all circumstances, the Escrow Agent shall be entitled to withhold from any distributions hereunder any required income tax withholding.

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                                     FORM OF

      3.    MISCELLANEOUS.

      (a) Governing Law. The internal law, and not the law of conflicts, of the State of Florida shall govern all questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement.

      (b) Amendment, Waiver, etc. This Agreement shall not be amended, modified, altered or revoked without the prior written consent of each of the Borrower, the Lender and the Escrow Agent. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege.

      (c) Business Days. To the extent any payment or other action or delivery is required to be made on a date which is not a business day, then the period required for such payment, action or delivery shall automatically be extended to the next business day immediately following.

      (d) Expenses. Except as otherwise provided herein, each of the Borrower or the Lender shall be responsible for its own costs and expenses with respect to matters involving this Agreement, except that the Borrower has agreed to pay the Escrow Agent an aggregate fee of $2,500 for acting as escrow agent pursuant to this and other Revolving Credit Loan Agreements executed by the Borrower.

      (e) Termination. This Agreement shall continue in force until the final distribution of the Shares hereunder.

      (f) Counterparts. This Agreement may be executed on two or more separate counterparts, each of which will be an original and all of which taken together will constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed this Escrow Agreement on the date first written above.

BORROWER:                                     ESCROW AGENT:

__________________________                    ___________________________
                                              Joseph I. Emas

LENDER

__________________________

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                                Escrow Agreement